Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2025, with respect to the consolidated financial statements of Adial Pharmaceuticals, Inc. (Now known as Azora Therapeutics, Inc.) included in the Annual Report on Form 10-K of Adial Pharmaceuticals, Inc. for the year ended December 31, 2025.

/s/ Marcum LLP

Marlton, NJ
November 13, 2026